Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2024, with respect to the financial statements and supplemental schedules included in the Annual Report of J & J Snack Foods Corp. 401(k) Profit Sharing Plan on Form 11‑K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of J & J Snack Foods Corp. on Form S-8 (File No. 033-87532).

/s/ Grant Thornton LLP

Arlington, Virginia

June 28, 2024